UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2025

Sun Country Airlines Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-40217	82-4092570
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2005 Cargo Road
Minneapolis, Minnesota	55450
(Address of principal executive offices)	(Zip Code)

(651) 681-3900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNCY	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On February 10, 2025, Sun Country Airlines Holdings, Inc. (the “Company”) issued a press release announcing the commencement of a proposed secondary public offering of 6,346,105 shares of its common stock, par value $0.01 per share (the “Common Stock”), by an affiliate of certain investment funds managed by affiliates of Apollo Global Management, Inc. (the “Selling Stockholder”), which represent all the remaining shares owned by the Selling Stockholder. The Company is not selling any shares of Common Stock and will not receive any of proceeds from the proposed secondary public offering.

In addition, the Company’s press release announced that the Company authorized the purchase of approximately $10 million of shares of Common Stock that are the subject of the proposed secondary public offering from the underwriters at a price per share equal to the price at which the underwriters will purchase the shares from the Selling Stockholder in the proposed offering, subject to a maximum aggregate repurchase price of $10 million (the “Concurrent Share Repurchase”). The terms and conditions of the Concurrent Share Repurchase were reviewed and approved by the audit committee of the Company’s board of directors and the Company’s full board of directors.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 10, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 10, 2025	Sun Country Airlines Holdings, Inc.

	By:	/s/ Erin Rose Neale
	Name:	Erin Rose Neale
	Title:	Senior Vice President, General Counsel and Secretary